Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2011, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Perfumania Holdings, Inc. and Subsidiaries as of and for the year ended January 29, 2011.

/s/ J.H. Cohn LLP

Jericho, New York
May 5, 2011